Exhibit 3.1

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TOUCHPOINT GROUP HOLDINGS INC.”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF AUGUST, A.D. 2022, AT 8 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State
5372227 8100 SR# 20223406314	Authentication: 204295403 Date: 08-31-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE of AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF TOUCHPOINT GROUP HOLDINGS INC. Touchpoint Group Holdings Inc. (the “Corporation”), a coiporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows: 1. On April 11, 2022, the Corporation filed a Certificate of Amendment to its Certificate of Incorporation intended to effectuate a “1 for 100” re verse split of its Common Stock, which Certificate of Amendment was corrected a Certificate of Correction filed on April 22, 2022. 2. The reverse split contemplated by the Certificate of Amendment filed on April 11, 2022, has not occurred and will not occur. 3. Section 4 of the Certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows; “4. The total number of shares of common stock which the Corporation is authorized to issue is 10,000,000,000 shares, at a par value of $0.0001 per share and the total number of shares of preferred stock which the Corporation is authorized to issue is 50,000,000, at a par value of $0.0001 per share. The board of directors is expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof. The powers, preferences and relative participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.” 4. This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL. 5. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware. IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of the 30th day of August, 2022. Touchpoint Group Holdings Inc. By: /s/ Mark White Mark White President and Chief Executive Officer State of Delaware Secretary of State Division of Corporations Delivered 07:54 AM 08/31/2022 FILED 08:00 AM 08/31/2022 SR 20223406314 - File Number 5372227